Exhibit 99.1

news release

www.pplnewsroom.com

Contacts:	For news media – Ryan Hill, 610-774-5997
For financial analysts – Andy Ludwig, 610-774-3389

PPL Corporation Reports First-Quarter 2019 Earnings

•	Announces first-quarter reported earnings of $0.64 per share and earnings from ongoing operations of $0.70 per share.

•	Reaffirms 2019 earnings from ongoing operations forecast range of $2.30 to $2.50 per share.

ALLENTOWN, Pa. (May 2, 2019) - PPL Corporation (NYSE: PPL) on Thursday (5/2) announced first-quarter 2019 reported earnings (GAAP) of $466 million, or $0.64 per share, compared with first-quarter 2018 reported earnings of $452 million, or $0.65 per share.
Adjusting for special items, first-quarter 2019 earnings from ongoing operations (non-GAAP) were $508 million, or $0.70 per share, compared to $517 million, or $0.74 per share, a year ago. The decrease in ongoing earnings per share was driven by lower earnings at PPL's U.S. segments, partially offset by higher earnings in the U.K.
"We remain on track to deliver on our 2019 earnings forecast, as well as our 2019 plan to invest $3.3 billion in infrastructure that benefits both customers and shareowners," said William H. Spence, PPL's chairman, president and chief executive officer.
Reflecting special items recorded through the first quarter, PPL estimates 2019 reported earnings per share would be $2.24 to $2.44 per share.
PPL's forecast range for earnings from ongoing operations, reaffirmed today, is $2.30 to $2.50 per share, with a midpoint of $2.40 per share.
PPL continues to expect 5 to 6 percent compound annual earnings growth per share through 2020 based on the company's original 2018 earnings forecast midpoint of $2.30 per share. The company also reaffirmed its 2021 earnings forecast range of $2.50 to $2.80 per share.

First-Quarter 2019 Earnings Details

As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per-share amounts)	1st Quarter
	2019	2018	Change
Reported earnings	$466	$452	3%
Reported earnings per share	$0.64	$0.65	(2)%

	1st Quarter
	2019	2018	Change
Earnings from ongoing operations	$508	$517	(2)%
Earnings from ongoing operations per share	$0.70	$0.74	(5)%

First-Quarter 2019 Earnings by Segment

	1st Quarter
Per share	2019	2018
Reported earnings
U.K. Regulated	$0.36	$0.28
Kentucky Regulated	0.16	0.19
Pennsylvania Regulated	0.17	0.21
Corporate and Other	(0.05)	(0.03)
Total	$0.64	$0.65

	1st Quarter
	2019	2018
Special items (expense) benefit
U.K. Regulated	$(0.06)	$(0.09)
Kentucky Regulated	—	—
Pennsylvania Regulated	—	—
Corporate and Other	—	—
Total	$(0.06)	$(0.09)

	1st Quarter
	2019	2018
Earnings from ongoing operations
U.K. Regulated	$0.42	$0.37
Kentucky Regulated	0.16	0.19
Pennsylvania Regulated	0.17	0.21
Corporate and Other	(0.05)	(0.03)
Total	$0.70	$0.74

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL's reported earnings for the first quarter of 2019 included net special-item after-tax charges of $42 million, or $0.06 per share, primarily from foreign currency economic hedges. Reported earnings for the first quarter of 2018 included net special-item after-tax charges of $65 million, or $0.09 per share, from foreign currency economic hedges.

U.K. Regulated Segment
PPL's U.K. Regulated segment consists of the regulated electricity delivery operations of Western Power Distribution (WPD), which serves Southwest and Central England and South Wales.
Reported earnings in the first quarter of 2019 increased by $0.08 per share compared with a year ago. Earnings from ongoing operations in the first quarter of 2019 increased by $0.05 per share compared with a year ago. Factors impacting U.K. Regulated segment earnings results included $0.02 per share from the effect of dilution. Excluding dilution, factors driving earnings results included higher prices, higher pension income and higher foreign currency exchange rates, partially offset by lower sales volumes.

Kentucky Regulated Segment
PPL's Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings and earnings from ongoing operations in the first quarter of 2019 decreased by $0.03 per share compared with a year ago, driven primarily by higher operation and maintenance expense, lower sales volumes due to weather and higher depreciation expense.

Pennsylvania Regulated Segment
PPL's Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings and earnings from ongoing operations in the first quarter of 2019 decreased by $0.04 per share compared with a year ago. Factors impacting Pennsylvania Regulated segment earnings results included $0.01 per share from the effect of dilution. Excluding dilution, factors driving earnings results included the impact of reduced income taxes in rates due to U.S. tax reform, higher operation and maintenance expense and higher depreciation expense, partially offset by returns on additional capital investments in transmission.

Corporate and Other
PPL's Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
Reported earnings and earnings from ongoing operations in the first quarter of 2019 decreased by $0.02 per share compared with a year ago. Factors impacting Corporate and Other included higher income taxes and higher operation and maintenance expense.

2019 Earnings Forecast

PPL reaffirmed its 2019 earnings from ongoing operations forecast of $2.30 to $2.50 per share with a midpoint of $2.40 per share. A breakdown by segment is provided in the table below.

	2019 forecast midpoint	2018 actual
Per share
U.K. Regulated	$1.40	$1.36
Kentucky Regulated	0.55	0.59
Pennsylvania Regulated	0.59	0.62
Corporate and Other	(0.14)	(0.17)
Total	$2.40	$2.40

Earnings from ongoing operations is a non-GAAP measure that could differ from reported earnings due to special items that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations. PPL management is not able to forecast if any of these factors will occur or whether any amounts will be reported for future periods. Therefore, PPL is not able to provide an equivalent GAAP measure for earnings guidance.
Reflecting special items recorded through the first quarter, estimated 2019 reported earnings per share would be $2.24 to $2.44 per share. See the tables at the end of this news release for a complete reconciliation of reported earnings to earnings from ongoing operations, including an itemization of all special items.
PPL projects comparable earnings per share in 2019 compared to last year due primarily to $0.13 of share dilution and an assumed return to normal weather. Absent these factors, PPL projects earnings per share would be higher in 2019. The expected dilution in 2019 is primarily due to the projected settlement of the remaining 43.25 million shares of common stock under two forward sale agreements completed in May 2018 to address the impacts of U.S. tax reform.

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve more than 10 million customers in the U.S. and United Kingdom. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.
# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about first-quarter 2019 financial results at 10 a.m. Eastern time on Thursday, May 2. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call

1-412-902-4270. Participants will need to enter the following "Elite Entry" number to join the conference: 7314670. Callers can access the webcast link at www.pplweb.com/investors under “Events.”

# # #

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items may include items such as:

•	Unrealized gains or losses on foreign currency economic hedges (as discussed below).

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Significant workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL’s underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our U.S. service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures;

asset or business acquisitions and dispositions; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	March 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$518	$621
Accounts receivable	853	770
Unbilled revenues	456	496
Fuel, materials and supplies	274	303
Current price risk management assets	109	109
Other current assets	219	133
Property, Plant and Equipment
Regulated utility plant	40,752	39,734
Less: Accumulated depreciation - regulated utility plant	7,532	7,310
Regulated utility plant, net	33,220	32,424
Non-regulated property, plant and equipment	357	355
Less: Accumulated depreciation - non-regulated property, plant and equipment	104	101
Non-regulated property, plant and equipment, net	253	254
Construction work in progress	1,834	1,780
Property, Plant and Equipment, net	35,307	34,458
Noncurrent regulatory assets	1,666	1,673
Goodwill and other intangibles	3,988	3,878
Pension benefit asset	715	535
Noncurrent price risk management assets	172	228
Other noncurrent assets	290	192
Total Assets	$44,567	$43,396

Liabilities and Equity
Short-term debt	$1,428	$1,430
Long-term debt due within one year	202	530
Accounts payable	823	989
Other current liabilities	1,608	1,614
Long-term debt	21,114	20,069
Deferred income taxes and investment tax credits	3,066	2,922
Accrued pension obligations	718	771
Asset retirement obligations	267	264
Noncurrent regulatory liabilities	2,700	2,714
Other noncurrent liabilities	469	436
Common stock and additional paid-in capital	11,058	11,028
Earnings reinvested	4,761	4,593
Accumulated other comprehensive loss	(3,647)	(3,964)
Total Liabilities and Equity	$44,567	$43,396

(1)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended March 31,
	2019	2018
Operating Revenues	$2,079	$2,126

Operating Expenses
Operation
Fuel	194	214
Energy purchases	250	241
Other operation and maintenance	490	468
Depreciation	284	269
Taxes, other than income	80	83
Total Operating Expenses	1,298	1,275

Operating Income	781	851

Other Income (Expense) - net	52	(43)

Interest Expense	241	239

Income Before Income Taxes	592	569

Income Taxes	126	117

Net Income	$466	$452

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners:
Basic	$0.65	$0.65
Diluted	$0.64	$0.65

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	721,023	694,514
Diluted	729,953	695,322

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Three Months Ended March 31,
	2019	2018
Cash Flows from Operating Activities
Net income	$466	$452
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	284	269
Amortization	22	21
Defined benefit plans - (income)	(66)	(50)
Deferred income taxes and investment tax credits	89	59
Unrealized losses on derivatives, and other hedging activities	53	85
Other	11	12
Change in current assets and current liabilities
Accounts receivable	(57)	(71)
Accounts payable	(94)	(36)
Prepayments	(86)	(73)
Accrued interest	48	39
Unbilled revenues	48	58
Other	(87)	(7)
Other operating activities
Defined benefit plans - funding	(127)	(150)
Other	(30)	(42)
Net cash provided by operating activities	474	566
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(729)	(750)
Purchase of investments	(55)	—
Proceeds from the sale of investments	57	—
Other investing activities	5	(3)
Net cash used in investing activities	(722)	(753)
Cash Flows from Financing Activities
Issuance of long-term debt	—	144
Issuance of common stock	22	100
Payment of common stock dividends	(296)	(273)
Net increase in short-term debt	424	369
Other financing activities	(8)	(9)
Net cash provided by financing activities	142	331
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	3	(2)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(103)	142
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	643	511
Cash, Cash Equivalents and Restricted Cash at End of Period	$540	$653

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at March 31,	$322	$313
Accrued expenditures for intangible assets at March 31,	$64	$65

Key Indicators (Unaudited)

	12 Months Ended
	March 31
Financial	2019	2018

Dividends declared per share of common stock	$1.6425	$1.595
Book value per share (1)(2)	$16.87	$16.03
Market price per share (1)	$31.74	$28.29
Dividend yield	5.2%	5.6%
Dividend payout ratio (3)	64.2%	93.8%
Dividend payout ratio - earnings from ongoing operations (3)(4)	69.6%	67.0%
Return on common equity	15.9%	11.0%
Return on common equity - earnings from ongoing operations (4)	14.6%	15.4%
Spot rate of U.S. dollar per British pound sterling for Balance Sheet translation (5)	$1.33	$1.28
Average rate of U.S. dollar per British pound sterling for Statement of Income translation (6)	$1.34	$1.26

(1)	End of period.

(2)	Based on 721,371 and 697,383 shares of common stock outstanding (in thousands) at March 31, 2019 and March 31, 2018.

(3)	Based on diluted earnings per share.

(4)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.

(5)	As of February 28, 2019 and November 30, 2018 as WPD is consolidated on a one-month lag.

(6)	Represents a year-to-date average and includes the impact of foreign exchange hedges.

Operating - Domestic & International Electricity Sales (Unaudited)

	Three Months Ended March 31,
			Percent
(GWh)	2019	2018	Change

PA Regulated Segment
Retail Delivered	10,118	10,040	0.8%

KY Regulated Segment
Retail Delivered	7,611	7,808	(2.5)%
Wholesale (1)	542	706	(23.2)%
Total	8,153	8,514	(4.2)%

Total U.S.	18,271	18,554	(1.5)%

U.K. Regulated Segment
Delivered	19,982	20,310	(1.6)%

(1) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date March 31, 2019	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$264	$117	$121	$(36)	$466
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $11	(40)	—	—	—	(40)
Talen litigation costs, net of tax of $0	—	—	—	(2)	(2)
Total Special Items	(40)	—	—	(2)	(42)
Earnings from Ongoing Operations	$304	$117	$121	$(34)	$508

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.36	$0.16	$0.17	$(0.05)	$0.64
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.06)	—	—	—	(0.06)
Total Special Items	(0.06)	—	—	—	(0.06)
Earnings from Ongoing Operations	$0.42	$0.16	$0.17	$(0.05)	$0.70

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date March 31, 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$197	$133	$148	$(26)	$452
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $17	(65)	—	—	—	(65)
Total Special Items	(65)	—	—	—	(65)
Earnings from Ongoing Operations	$262	$133	$148	$(26)	$517

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.28	$0.19	$0.21	$(0.03)	$0.65
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.09)	—	—	—	(0.09)
Total Special Items	(0.09)	—	—	—	(0.09)
Earnings from Ongoing Operations	$0.37	$0.19	$0.21	$(0.03)	$0.74

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1,114	$411	$431	$(129)	$1,827
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($39)	148	—	—	—	148
U.S. tax reform	3	2	—	(5)	—
Kentucky state tax reform	—	(9)	—	—	(9)
IT transformation, net of tax of $2	—	—	(5)	—	(5)
Talen litigation costs, net of tax of $2	—	—	—	(7)	(7)
Death benefit, net of tax of $1	(5)	—	—	—	(5)
Total Special Items	146	(7)	(5)	(12)	122
Earnings from Ongoing Operations	$968	$418	$436	$(117)	$1,705

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1.57	$0.58	$0.61	$(0.18)	$2.58
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.21	—	—	—	0.21
U.S. tax reform	0.01	—	—	—	0.01
Kentucky state tax reform	—	(0.01)	—	—	(0.01)
IT transformation	—	—	(0.01)	—	(0.01)
Talen litigation costs	—	—	—	(0.01)	(0.01)
Death benefit	(0.01)	—	—	—	(0.01)
Total Special Items	0.21	(0.01)	(0.01)	(0.01)	0.18
Earnings from Ongoing Operations	$1.36	$0.59	$0.62	$(0.17)	$2.40

Reconciliation of PPL's Forecast of Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

	Forecast (per-share - diluted)
	2019 Midpoint
	U.K.	KY	PA	Corp.		High	Low
	Reg.	Reg.	Reg.	& Other	Total	2019	2019
Reported Earnings	$1.34	$0.55	$0.59	$(0.14)	$2.34	$2.44	$2.24
Less: Special Items (expense) benefit:(1)
Foreign currency economic hedges	(0.06)	—	—	—	(0.06)	(0.06)	(0.06)
Total Special Items	(0.06)	—	—	—	(0.06)	(0.06)	(0.06)
Earnings from Ongoing Operations	$1.40	$0.55	$0.59	$(0.14)	$2.40	$2.50	$2.30

(1) Reflects only special items recorded through March 31, 2019. PPL is not able to forecast special items for future periods.